Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Peter E. Simonsen
Janet Belsky
978-922-2100

BEVERLY NATIONAL CORPORATION

ANNOUNCES SECOND QUARTER EARNINGS

(Beverly, MA) July 17, 2003—Don Fournier, President and Chief Executive Officer of Beverly National Corporation and its subsidiary, Beverly National Bank, announced today that Beverly National Corporation declared a dividend of $0.20 per share on July 8, 2003 for shareholders of record as of July 22, 2003 payable on July 29, 2003.

Beverly National Corporation reported total assets of $344,282,934, net income of $1,149,158, basic earnings per share of $0.64 and diluted earnings per share of $0.61 for the six month period ended June 30, 2003.

Net income for the six months ended June 30, 2003 was $1,149,158 compared to $954,872 for the same period of 2002, representing an increase of 20.3%. Basic earnings per share for the six months ended June 30, 2003 was $0.64 versus $0.55 for the same period of 2002. Diluted earnings per share for the six month period ended June 30, 2003 was $0.61 as compared to $0.52 for the six months ended June 30, 2002.

Beverly National Bank, a subsidiary of Beverly National Corporation, is headquartered in Beverly, Massachusetts, and operates full-service branch offices in Downtown Beverly, at Cummings Center—Beverly, North Beverly, Hamilton, Manchester-by-the-Sea and Topsfield. The Bank offers a full array of products and services including full electronic banking, financial planning, trust and investment services and business specialties. Incorporated in 1802, Beverly National Bank is the oldest community bank in the United States. The Bank’s deposits are insured by the FDIC in accordance with the Federal Deposit Insurance Act.

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Beverly National Corporation

Earnings Per Share

Year-to-Date	June 30, 2003	June 30, 2002

Net income	$1,149,158	$954,872

Basic shares outstanding	1,805,671	1,735,503

Earnings per share-Basic	$0.64	$0.55

Diluted shares outstanding	1,895,210	1,831,426

Earnings per share-Diluted	$0.61	$0.52